SHARE RESTRICTION AGREEMENT

This Share Restriction Agreement (this “Agreement”), dated as of December 27, 2013, is entered into by and among Hani “Sam” Tadros, D.D.S. (“Dentist”), Implant, General & Cosmetic Dentistry of Tampa Bay, P.A., a Florida corporation (“IGCD,” and collectively with Dentist, “Sellers”), Sebring Management FL, LLC, a Florida limited liability company (“SMFL”) and Alan D. Shoopak, D.M.D. Orthodontic Group, P.A., a Florida corporation (“OGPA,” and collectively with SMFL, “Buyers”) and Sebring Software, Inc., a Nevada corporation (“Sebring”).

BACKGROUND

A.	Sellers are selling certain assets to Buyers pursuant to an Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”).

B.	The Purchase Agreement requires that SMFL deliver to IGCD that certain promissory note dated as of the date hereof (the “Promissory Note”) issued by SMFL in favor of IGCD in the principal amount of $255,593.73

C.	The Promissory Note is convertible into shares (the “Shares”) of common stock of Sebring on the terms set forth in the Promissory Note.

D.	The Purchase Agreement also requires that the parties enter into this Agreement to address, among other things, restrictions on transfer of the Shares.

E.	All capitalized terms contained herein that are not defined herein shall have the meaning ascribed to them by the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1)	Transfer Restrictions.

a)	IGCD shall not sell or otherwise transfer any Shares at any time prior to the first anniversary of the Closing Date.

b)	On the first anniversary of the Closing Date, IGCD may sell up to one-sixth (1/6) of the Shares.

c)	If OGPA’s total revenues collected from the practice operated at 1960 East Bay Dr., Largo, FL 33771-2218 (the “Applicable OGPA Revenues”) for the 12-month period ended on the first anniversary of the Closing Date (the “First Year Revenues”) do not exceed 95% of IGCD’s total revenues for the 12-month period ended on the Closing Date (the “Threshold Revenue Target”), except as set forth in Section 1(b) above, IGCD shall not sell or otherwise transfer any Shares at any time prior to the second anniversary of the Closing Date.

1

d)	If the First Year Revenues equal or exceed 95% of the Threshold Revenue Target, IGCD may sell up to one-sixth (1/6) of the Shares (the “First Year Shares”) from and after the first anniversary of the Closing Date, subject to all applicable laws (as further contemplated by Section 3(c)) below, but they shall not sell or otherwise transfer any other Shares except as specifically permitted by the remainder of this Section 1. If the IGCD is permitted to sell the First Year Shares as contemplated by this paragraph, then if IGCD sells all or any portion of the First Year Shares within 15 days following the first anniversary of the Closing Date and the gross share price IGCD receivea in such sale is less than the share price at which the Promissory Note was converted (the “Conversion Price”), then SMFL shall pay to IGCD within 30 days after such sale an amount equal to the positive product (if any) of (i) the number of First Anniversary Shares sold within 15 days following the first anniversary of the Closing Date multiplied by (ii) the difference of the net amount IGCD received from the sale on a per share basis (after commissions, sales charges and other costs) minus the Conversion Price.

e)	If the Applicable OGPA Revenues for the 12-month period ended on the second anniversary of the Closing Date (the “Second Year Revenues”) do not exceed 90% of the Threshold Revenue Target, IGCD shall not, except as provided by Section 1(b) and 1(c) above, sell or otherwise transfer any Shares at any time prior to the third anniversary of the Closing Date.

f)	If the Second Year Revenues equal or exceed 90% of the Threshold Revenue Target but do not exceed 95% of the Threshold Revenue Target, IGCD may sell up to one-sixth (1/6) of the Shares from and after the second anniversary of the Closing Date, in addition to those they may sell, if any, pursuant to Section 1(b) and 1(c) above, subject to all applicable laws (as further contemplated by Section 3(c)) below, but IGCD shall not sell or otherwise transfer any other Shares except as specifically permitted by the remainder of this Section 1.

g)	If the Second Year Revenues equal or exceed 95% of the Threshold Revenue Target, IGCD may sell up to one-third (1/3) of the Shares (the “Second Year Shares”) from and after the second anniversary of the Closing Date, in addition to those IGCD may sell, if any, pursuant to Section 1(b) and 1(c) above, subject to all applicable laws (as further contemplated by Section 3(c)) below, but IGCD shall not sell or otherwise transfer any other Shares except as specifically permitted by the remainder of this Section 1. If the IGCD is permitted to sell the Second Year Shares as contemplated by this paragraph, then if IGCD sells all or any portion of the Second Year Shares within 15 days following the second anniversary of the Closing Date and the gross share price IGCD receives in such sale is less than the Conversion Price, then SMFL shall pay to IGCD within 30 days after such sale an amount equal to the positive product (if any) of (i) the number of Second Anniversary Shares sold within 15 days following the second anniversary of the Closing Date multiplied by (ii) the difference of the net amount IGCD received from the sale on a per share basis (after commissions, sales charges and other costs) minus the Conversion Price.

2

h)	From and after the third anniversary of the Closing Date, IGCD may sell the Shares, subject to all applicable laws (as further contemplated by Section 3(c)) below. If the Applicable OGPA Revenues for the 12-month period ended on the third anniversary of the Closing Date (the “Third Year Revenues”) exceed 95% of the Threshold Revenue Target, then if IGCD sells all or any portion of the Shares within 15 days following the third anniversary of the Closing Date and the gross share price IGCD receives in such sale is less than Conversion Price, then SMFL shall pay to IGCD within 30 days after such sale an amount equal to the positive product (if any) of (i) the number of Shares sold within 15 days following the third anniversary of the Closing Date (not to exceed one-third of the Shares originally issued at the Conversion Price) multiplied by (ii) the difference of the net amount IGCD received from the sale on a per share basis (after commissions, sales charges and other costs) minus the Conversion Price.

2)	Legends.

a)	All certificates representing Shares shall bear legends substantially in the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACTS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS AND OTHER PROVISIONS SET FORTH IN A CERTAIN SHARE RESTRICTION AGREEMENT, AMONG THE COMPANY, THE REGISTERED OWNER OF THIS CERTIFICATE (OR ITS PREDECESSOR IN INTEREST) AND OTHERS. SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE PRINCIPAL OFFICE OF THE COMPANY.

b)	The first legend may be removed from the certificates representing the Shares, upon request by Sellers, subject to the requirements of Rule 144. The second legend shall be removed from the certificates representing the Shares, upon request by Buyer, at such time as such Shares are eligible for sale pursuant to Section 1 above.

3)	Investment Representations. IGCD hereby makes the following representations and warranties to Buyers:

a)	Shares Entirely for Own Account. IGCD hereby acknowledges and agrees that the Promissory Note and the Shares (collectively, the “Securities”) are being acquired for investment for IGCD’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that IGCD has no present intention of selling or otherwise distributing the Securities. IGCD further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities.

3

b)	Disclosure of Information. IGCD has had an opportunity to review all forms and documents (including the risk factors contained therein) filed by Sebring under the Act and the Securities Exchange Act of 1934, as amended (collectively, the “SEC Documents”), discuss the business, management and financial affairs of Buyers with the members of management of Buyers to the extent deemed necessary by IGCD, and IGCD has had the opportunity to obtain such other information as it deems necessary or appropriate as a prudent and knowledgeable investor in evaluating an investment in the Securities.

c)	Restricted Securities. IGCD understands that the Securities have not been, and will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the IGCD’s representations contained herein. IGCD understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, IGCD must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. IGCD acknowledges that the Company has no obligation to register or qualify the Securities for resale. IGCD further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Sebring which are outside of IGCD’s control, and which Sebring is under no obligation and may not be able to satisfy.

d)	No Public Market. IGCD understands that there is currently no active market for the Securities and an active market for the Securities may not develop in the future and, accordingly, IGCD may have to hold the same indefinitely and may not be able to liquidate their investment.

e)	Sophistication. IGCD is an “accredited investor” as defined under the Act and has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of an investment in the Securities and is able to bear the economic risks inherent in this investment and has the ability, at the present time, to afford a complete loss of IGCD’s entire investment in the Securities. IGCD has adequate means of providing for its current financial needs and possible personal contingencies and has no need for liquidity in this investment.

f)	Speculative Investment. IGCD understands that the Securities are a speculative investment which involves a risk of loss by IGCD of its entire investment, and acknowledges having been advised by Buyers to review the information contained in the SEC Documents, including the risk factors contained therein.

4)	Indemnification. Sellers, jointly and severally, shall defend, indemnify and hold harmless Buyers, their Affiliates and their respective shareholders, directors, officers, managers, members, employees, independent contractors, parents, subsidiaries, successors and assigns from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to (a) any inaccuracy in or breach of any of the representations or warranties of IGCD contained in this Agreement or any document to be delivered hereunder or in connection herewith; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by IGCD pursuant to this Agreement or any document to be delivered hereunder or in connection herewith.

4

5)	Miscellaneous

a)	Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

b)	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth in the Purchase Agreement (or at such other address for a party as shall be specified in a notice given in accordance with the Purchase Agreement).

c)	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

d)	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

e)	Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

f)	Entire Agreement. This Agreement along with the Purchase Agreement and Promissory Note, and the documents to be delivered hereunder and thereunder, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Purchase Agreement, Promissory Note or the documents to be delivered hereunder or thereunder, the statements in the body of this Agreement will control.

g)	Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

h)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

5

i)	No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

j)	Effect of Investigation. Rights to indemnification or other remedies based on the representations, warranties, covenants and agreements contained herein of a party hereto will not be affected by any investigation conducted by another party hereto with respect to, or any knowledge acquired by such other party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

k)	Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

l)	Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

m)	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

n)	Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in Tampa, Florida or the courts of the State of Florida located in Sarasota, Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

o)	Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

p)	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

6

q)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

r)	Sebring. For purposes of effectuating any of the Share transfers permitted by this Agreement, or effectuating any action involving the Shares, Sebring hereby agrees to the terms of this Agreement and agrees to use its commercially reasonable efforts to carry out any actions required of Sebring in connection with this Agreement to effectuate the parties intent.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IGCD:
Implant, General & Cosmetic Dentistry of Tampa Bay, P.A., a Florida corporation

By:
Hani “Sam” Tadros, D.D.S., President

DENTIST:

Hani “Sam” Tadros, D.D.S.

SMFL:
Sebring Management FL, LLC, a Florida limited liability company
By: Sebring Software, Inc., a Nevada corporation, Manager

By:
Leif Andersen, President

OGPA:
Alan D. Shoopak, D.M.D. Orthodontic Group, P.A., a Florida corporation

By:
Alan D. Shoopak, President

Sebring:
Sebring Software, Inc., a Nevada corporation

By:
Leif Andersen, President

8